Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

SECOND SIGHT MEDICAL PRODUCTS, INC.

I

The name of the corporation is: SECOND SIGHT MEDICAL PRODUCTS, INC.

II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The corporation is authorized to issue two classes of stock, to wit, the first designated as Common Stock, and the other designated as Preferred Stock. The total number of shares of Common Stock which the corporation is authorized to issue is TWO HUNDRED MILLION (200,000,000) shares. In all matters that may become before the Corporation’s shareholders, each share of Common Stock shall entitle its holder to one vote.

The total number of shares of Preferred Stock which the Corporation is authorized to issue is TEN MILLION (10,000,000) shares.

With consent of the Shareholders, the preferred shares of Preferred Stock may be issued from time to time in one or more series as determined by the corporation’s Board of Directors, which is authorized to designate all pricing, voting, dividend, conversion and other rights, and preferences, privileges and restrictions attendant to each series as well as the number of shares authorized for issuance in each series, which matters shall be expressed in resolutions adopted by the Board of Directors, and filed with the California Secretary of State as required by the General Corporation law of the State.

IV

The liability of the directors and officers of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

The amendment and restatement was duly approved by the required vote of the shareholders in accordance with section 902 of the California Corporations Code. The total number of outstanding shares of each class entitled to vote with respect to this amendment is 24,289,490. The total number of shares of each class voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required of each class entitled to vote is a majority (greater than fifty percent (50%)).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct and of our own knowledge.

Dated: July 15, 2014

/s/ ROBERT GREENBERG
ROBERT GREENBERG, President

/s/ TOM MILLER
TOM MILLER, Secretary

Certificate of Amendment to

the Restated Articles of Incorporation of

Second Sight Medical Products, Inc.

(Pursuant to Section 902 of the California Corporations Code)

The undersigned president and secretary of Second Sight Medical Products, Inc., a corporation organized and existing under the laws of the State of California (the “Corporation”), each hereby certifies as follows:

1. The name of the Corporation is Second Sight Medical Products, Inc.

2. Article III of the Corporation’s Restated Articles of Incorporation is hereby amended by striking the second sentence of Article III in its entirety and replacing it with the following:

“The total number of shares of Common Stock which the corporation is authorized to issue is THREE HUNDRED MILLION (300,000,000) shares.”

3. The above-referenced amendment was duly adopted and approved on June 4, 2019 by the board of directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 902 of the California Corporations Code. The total number of outstanding shares of each class of the Corporation entitled to vote with respect to this amendment is 124,197,961. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

By:	/s/ Jonathan Will McGuire	June 27, 2019
	Name: Jonathan Will McGuire	Date
Title: Chief Executive Officer and President
By:	/s/ John B. Blake	June 27, 2019
	Name: John B. Blake	Date
Title: Secretary

SECOND CERTIFICATE OF AMENDMENT OF

RESTATED ARTICLES OF INCORPORATION

OF

SECOND SIGHT MEDICAL PRODUCTS, INC.

Jonathan Will McGuire and John T. Blake hereby certify that:

1. They are the President and Chief Financial Officer, respectively, of Second Sight Medical Products, Inc. (the “Corporation"), a California corporation.

2. Article III of the Restated Articles of Incorporation, as amended, of this Corporation is hereby amended to read in its entirety as follows:

"The Corporation is authorized to issue two classes of shares to be designated Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of Common Stock that the Corporation is authorized to issue is three hundred million (300,000,000). In all matters that may become before the Corporation's shareholders, each share of Common Stock shall entitle its holder to one vote.

The total number of shares of Preferred Stock that the Corporation is authorized to issue is ten million (10,000,000).

With consent of the Shareholders, the shares of Preferred Stock may be issued from time to time in one or more. series as determined by the corporation's Board of Directors, which is authorized to designate all pricing, voting, dividend, conversion and other rights, and preferences, privileges and restrictions granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares, as well as the number of shares authorized for issuance in each series, which matters shall be expressed in resolutions adopted by the Board of Directors, and filed with the California Secretary of State as required by the General Corporation Law of the State.

Upon the close of business on the date of filing of this Second Certificate of Amendment with the California Secretary of State (the "Effective Date") each eight (8) shares of Common Stock then issued and outstanding, or held by the Corporation as treasury stock immediately prior to the Effective Time shall automatically and without any further action by the Corporation or the holder thereof, be reclassified, combined, changed, converted and reconstituted into one (1) validly issued share of Common Stock (the "Reverse Stock Split'). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a shareholder would otherwise be entitled as a result of the Reverse Stock Split, the Corporation shall pay such holder a cash amount, without interest, equal to the fraction to which such shareholder would otherwise be entitled multiplied by (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of such class held by the bolder as of the effective date of the Reverse Split, and (ii) the volume weighted average trading price of the common stock, as reported on The Nasdaq Capital Market, for the five trading days immediately preceding the effective date of the Reverse Split, as adjusted for the split ratio. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been reclassified and combined pursuant to this Amendment."

3. The foregoing amendment to the Corporation's Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment to the Corporation's Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. At the record date for the meeting at which such approval occurred, the Corporation had only one class of shares designated Common Stock, and the number of outstanding shares entitled to vote with respect to the foregoing amendment was 124,598,198. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required of each class entitled to vote is a majority (greater than 50%).

The undersigned Jonathan Will McGuire and John T. Blake, declare this 26th day of December 2019, at the City and County of Los Angeles, California under penalty of perjury under the laws of the State of California that read the foregoing certificate, each knows the contents thereof and that the matters set forth in this certificate are true and correct of his Own knowledge.

By:	/s/ Jonathan Will McGuire
Jonathan Will McGuire
Chief Executive Officer
By:	/s/ John T. Blake
John T. Blake
Chief Financial Officer

SECOND CERTIF1CATE OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF SECOND SIGHT MEDICAL PRODUCTS, INC.